BAUM & COMPANY, P.A.

Certified Public Accountants

February 11, 2003

Viropro, Inc.

3163 Kennedy Blvd.

Jersey City, NJ  07306

Dear Sir:

Effective immediately, the accounting firm of Baum & Company, P.A. Certified Public Accountant will resign as auditors of the company's financial statements.  We have had no disagreements with management over accounting standards or any other matters.

Regards,

/s/ Joel S. Baum

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Joel S. Baum, CPA

Baum & Company, P.A.

1515 University Drive * Suite 209* Coral Springs, Florida 33071

Tel:  954-752-1712 * 1-888-CPA-3770 * Fax: 954-752-7041 * E-mail: jbaumcpa.com